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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                         SYKES HEALTHPLAN SERVICES, INC.

         The undersigned, for the purpose of forming a corporation for profit under the laws of Florida, adopts the following Articles of Incorporation.

                                    ARTICLE 1
                                NAME AND ADDRESS

         Section 1.1 Name. The name of the corporation is Sykes HealthPlan Services, Inc.

         Section 1.2 Address of Principal Office. The address of the principal office of the corporation is 400 North Ashley, Suite 2300, Tampa, Florida 33602,
Attn: Robert J. Grammig, Esq.

                                    ARTICLE 2
                                    DURATION

         Section 2.1 Duration. This corporation shall exist perpetually. Corporate existence shall commence on the date these Articles are executed, except that if they are not filed by the Department of State of Florida within five business days after they are executed, corporate existence shall commence upon filing by the Department of State.

                                    ARTICLE 3
                                    PURPOSES

         Section 3.1 Purposes. This corporation is organized for the purposes of building, owning and operating call centers focused on customer services related to the insurance industry and health care management services and such other health industry related services and such other business activities as may be necessary and proper to conduct the foregoing enumerated services.

                                    ARTICLE 4
                                     CAPITAL

         Section 4.1 Authorized Capital. The maximum number of shares of stock which this corporation is authorized to have outstanding at any one time is 12,000,000 shares divided into classes as follows:

             (a) 10,000,000 shares of Class A Voting Common Stock, having a par value of $.01 per share; and


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             (b) 2,000,000 shares of Class B Non-voting Common Stock having a par value of $.01 per share.

         All such shares shall be issued fully paid and nonassessable.

         Section 4.2 Rights of Shareholders. Unless otherwise provided by law only the holders of Class A Voting Common Stock shall be entitled to vote at any meeting of shareholders of the corporation. Each outstanding share of Class A Voting Common Stock shall be entitled to one vote on each matter submitted to a vote. In all other respects, the rights of the Class A Voting Common Stock and the Class B Non-Voting Common Stock shall be identical.

                                    ARTICLE 5
                             ACTION BY SHAREHOLDER.S

         Section 5.1 Call for Special Meeting. Special meetings of the shareholders of the Corporation may be called at any time, but only by (a) a majority of the directors in office, although less than a quorum, or (b) the holders of not less than thirty-five percent (35 %) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

         Section 5.2 Shareholder Action by Unanimous Written Consent. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders, and may not be effected by any consent in writing by such shareholders, unless such written consent is signed and dated by the holders of at least ninety percent (90%) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

         Section 5.3 Shareholder Quorum and Voting. Shares entitled to vote may take action on a matter at a meeting only if a quorum of these shares exists. At least ninety percent (90%) of the votes entitled to be cast represented in person or by proxy, constitutes a quorum. If a quorum exists, action on a matter (including the election of directors) may be taken only upon the affirmative vote of at least ninety percent (90%) of the total number of votes of the then outstanding shares of the capital stock of the Corporation entitled to vote therein

                                    ARTICLE 6
                       INITIAL REGISTERED OFFICE AND AGENT

         Section 6.1 Name and Address. The street address of the initial registered office of this corporation is 1201 Hays Street, Tallahassee, Florida 32301-2525, and

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the name of the initial registered agent of this corporation at that address is
Corporation Service Company.

                                    ARTICLE 7
                                    DIRECTORS

         Section 7.1 Number. This corporation shall have two directors initially. The number of directors may be increased or diminished from time to time by the bylaws. but shall never be less than two.

         Section 7.2 Initial Directors. The name and address of the members of the first board of directors of the corporation are:

                     Name                           Address
                     ----                           -------

                     James K. Murray, Jr.           3501 Frontage Road
                                                    Tampa, Florida 33607

                     John H. Sykes                  100 North Tampa Street
                                                    Suite 3900
                                                    Tampa, Florida 33602

         Section 7.3 Election of Directors: Vacancies. Directors shall be elected only by the affirmative vote of at least ninety percent (90%) of the total number of the then outstanding shares of capital stock of the Corporation entitled to vote thereon. A vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled only by the requisite vote of the shareholders of the corporation.

                                    ARTICLE 8
                                     BYLAWS

         Section 8.1 Bylaws. The initial bylaws of this corporation shall be adopted by the board of directors. Bylaws may be amended or repealed from time to time by either the board of directors or by vote of 90% of the shareholders, but the board of directors shall not alter, amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the board of directors.



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                                    ARTICLE 9
                                  INCORPORATOR

         Section 9.1 Name and Address. The name and street address of the incorporator of this corporation is:

                     Name                    Address
                     ----                    -------

                     Julia B. Davis          200 Laura Street
                                             Jacksonville, Florida 32202

                                   ARTICLE 10
                                 INDEMNIFICATION

         Section 10.1 Indemnification. The board of directors is hereby specifically authorized to make provision for indemnification of directors, officers, employees and agents to the full extent permitted by law.

                                   ARTICLE 11
                                    AMENDMENT

         Section 11.1 Amendment. This corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, and any right conferred upon the shareholders is subject to this reservation. The Articles of Incorporation may be amended only if the proposed amendment is approved by the affirmative vote of at least ninety percent (90%) of the total number of the then outstanding shares of capital stock of the corporation.

IN WITNESS WHEREOF, the incorporator has executed these Articles on December 18, 1997.


                                                       /s/ Julia B. Davis
                                                       ------------------------
                                                       JULIA B. DAVIS



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                         ACCEPTANCE BY REGISTERED AGENT


         Having been named to accept service of process for the above stated corporation, at the place designated in the above Articles of Incorporation, I hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties. I am familiar with and I accept the obligations of a registered agent.


                                                     CORPORATION SERVICE COMPANY

                                                     By /s/ Gail Shelby
                                                        -----------------------

                                                     Date: December 22, 1997




















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